Exhibit 99.1

NEWS RELEASE

Date:	October 9, 2006
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 588-4624

XETA TECHNOLOGIES, INC. ANNOUNCES

RETIREMENT OF ACQUISITION DEBT;

APPROVAL OF STOCK REPURCHASE PROGRAM

Broken Arrow, Oklahoma – October 9, 2006 —  XETA TECHNOLOGIES, INC. (NASDAQ: XETA) announced today that it has retired the remaining acquisition related debt incurred to transform the Company from a niche provider of traditional PBX systems to the hospitality industry, to a leading provider of converged voice and data applications to enterprise-class customers.  This debt, which totaled approximately $36 million, was used to finance four strategic acquisitions between November 1999 and November 2000 and launched the Company’s aggressive expansion.  Retirement of the debt will free up approximately $1 million in cash flows annually.

With this increase in cash flow, the Company’s board of directors has approved a stock repurchase program authorizing the Company to utilize up to $960,000 per year to repurchase its outstanding common stock.  Under this program, XETA common stock may be repurchased in the open market, in block transactions, in privately negotiated transactions or otherwise in such amounts and at such prices as the Company’s management deems appropriate.  The amount and timing of the repurchases will be based on various factors, including general market conditions, the market price of XETA common stock, Company-imposed black-out periods during which the Company and its insiders are prohibited from trading in XETA common stock and management’s assessment of the Company’s financial position and liquidity.  The program may be modified, suspended, extended or terminated by the Company at any time without prior notice.  Officers and directors of the Company may participate in the program.

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About XETA Technologies

XETA Technologies is a leading provider of converged voice and data communications solutions and managed services to enterprise-class customers. XETA has sales and service locations nationwide and provider Avaya and Nortel communication solutions to its customers. XETA also markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry. More information about XETA (NASDAQ: XETA) is available at www.xeta.com.

Forward Looking Statements

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning future purchases by the company of its common stock and revenues and earnings expectations.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management.  Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the timing and amount of revenues that may be recognized by the company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the company’s markets, legal and regulatory changes and general changes in the economy (particularly in the markets served by the company).  Additional factors that could affect actual results are described in Item 1.A entitled “ Risk Factors” contained in Part I of the company’s Form 10-K for its fiscal year ended October 31, 2005, as updated in its Form 10-Q for the fiscal quarter ended July 31, 2006.